VARIABLE ANNUITY PRINCIPAL
                             UNDERWRITING AGREEMENT

         This Variable Annuity Principal Underwriting Agreement ("Agreement"), made and entered into this 1st day of February, 1999, by and between American Enterprise Life Insurance Company ("Company"), an Indiana corporation, and American Express Service Corporation ("Distributor"), a Delaware corporation.

         In consideration of the mutual covenants and promises contained herein, the parties agree as follows:

1. All capitalized words or terms used in this Agreement, not otherwise defined herein, shall have the same meaning and definition specified in the Master Agreement dated as of February 1, 1999 between and among Goldman, Sachs & Co. ("GS & Co."), Company, American Centurion Life Assurance Company, IDS Life Insurance Company, IDS Life Insurance Company of New York, American Express Financial Advisors Inc. and Distributor ("Master Agreement").

2. Company hereby appoints and authorizes Distributor, and Distributor hereby agrees to act as principal underwriter and distributor for the GS Annuity Contracts that will be issued and administered by Company in accordance with the terms and conditions of the Master Agreement and the prospectus for the GS Annuity Contracts.

3 Company and Distributor represent and warrant to each other and undertake to do as follows:

     a. Company represents and warrants that it is duly incorporated in the state of Indiana and licensed and qualified to do business in the District of Columbia and all states other than New York and New Hampshire.

     b. Distributor represents and warrants that it is and shall remain during the term of this Agreement duly registered as a broker/dealer with the SEC, NASD, the District of Columbia and all states, and is qualified to do business in all states where Company is qualified and licensed to do business.

     c.   Company  represents  and warrants that the GS Annuity  Contracts  have
          been  filed  with  and  approved  by   appropriate   State   Insurance
          Departments.

     d. Company represents and warrants that the prospectus(es) and registration statement(s) relating to the GS Annuity Contracts contain no untrue statements of material fact or omission to state a material fact, the omissions of which makes any statement contained in the prospectus(es) and registration statement(s) misleading.

     e. Company represents and warrants that the advertising and sales literature for the GS Annuity Contracts shall be created as specified in the Master Agreement. Company represents and warrants that Company will meet any requirements of the State Departments of Insurance in the jurisdictions in which the GS Annuity Contracts are available for sale regarding both the filing and approval of advertising and sales literature for the GS Annuity Contracts.

     f. Company and Distributor will ensure that GS & Co. meets NASD requirements regarding the filing and approval of advertising and sales literature for the GS Annuity Contracts, in accordance with the terms of the Master Agreement.

     g. Distributor represents and warrants that it is and shall remain during the term of this Agreement in compliance with Section 9(a) of the 1940 Act.

4. Distributor shall not directly solicit, offer or sell GS Annuity Contracts to applicants or prospective applicants unless Distributor has been authorized by Company to act as an Authorized Selling Firm pursuant to a Selling Agreement and in accordance with the terms of the Wholesaling Agreement (defined below).

5. Distributor shall have no authority with respect to Company, nor shall it represent itself as having such authority, other than as is specifically set forth in this Agreement. Specifically, and without limiting the foregoing, Distributor shall not, without the express written consent of Company, as applicable:

     a. make, waive, alter or change any term, rate or condition stated in any Company contract or Company- approved form, or discharge any contract in the name of Company;

     b.   waive a forfeiture;

     c.   extend  the time for the  payment  of  premiums  or other  monies  due
          Company;

     d.   institute,  prosecute or maintain any legal  proceedings  on behalf of
          Company  in  connection  with  any  matter   pertaining  to  Company's
          business, nor accept service of process on behalf of Company;

     e. transact business in contravention of the rules and regulations of any State Insurance Department and/or other governmental authorities having jurisdiction over any subject matter embraced by this Agreement;

     f. make, accept or endorse notes, or endorse checks payable to Company, or otherwise incur any expense or liability on behalf of Company;

     g. offer to pay or pay, directly or indirectly, any rebate of premium or any other inducement not specified in the GS Annuity Contract to any owner or annuitant;

     h. misrepresent the GS Annuity Contract for the purpose of inducing an annuity contract-holder in any other company to lapse, forfeit or surrender his/her insurance therewith;

     i. give or offer to give any advice or opinion regarding the taxation of any customer's income or estate in connection with the purchase of any GS Annuity Contract;

     j. use Company's names, logos, trademarks, service marks or any other proprietary designation;

     k. engage in any program designed to replace GS Annuity Contracts sold hereunder with any annuity products of other companies, at any time while this Agreement is in force; or provide data to any other person or organization which would allow or facilitate such replacement of Company's GS Annuity Contracts.

6. Company will be responsible for preparing, filing and maintaining all necessary GS Annuity forms and related applications, registration statements and other documents, establishing the appropriate Separate Accounts and Subaccounts to support the GS Annuity Contracts, securing all necessary approvals from the Indiana Insurance Department, and the State Insurance Departments of all states other than New Hampshire and New York, to issue the GS Annuity Contract and performing all other tasks and obligations related to the GS Annuity Contract that Company is obligated to perform under the Master Agreement.

7. Company and Distributor agree to enter into selling agreements with retail broker/dealers and their insurance agency affiliates ("Authorized Selling Firms"), to provide for solicitation and procurement by the Authorized Selling Firms of applications for GS Annuity Contracts to be issued by Company, in accordance with the terms and conditions of the Master Agreement, including the standard form of Selling Agreement specified therein, and the Wholesaling Agreement between Company, AESC, Goldman Sachs Insurance Agency, Inc. and GS & Co. (the "Wholesaling Agreement"). No retail broker/dealer or insurance agency shall offer or sell the GS Annuity Contracts unless they are properly licensed and appointed, have entered into a Selling Agreement with Company and Distributor and have complied with the conditions that the Selling Agreement specifies must be met before any sale of the GS Annuity Contract. Company will supply, or will ensure that Wholesaler supplies, all materials for use by Authorized Selling Firms in accordance with the terms of the Master Agreement and the Wholesaling Agreement.

8. No individual shall offer or sell the GS Annuity Contracts unless duly (a) registered as a "registered representative" of a Selling Broker-Dealer in accordance with NASD Rules and Regulations, and not subject to a bar or suspension  order  thereunder,  (b)  licensed  as  an  insurance  agent  in accordance with the requirements of the jurisdiction(s) where the solicitations and sales take place as well as in accordance with the requirements of the solicited person's or entity's place of residence, (c) appointed as an insurance agent for Company in those states where such individual is licensed, and (d) licensed or registered, or applicable, with State Securities Departments in accordance with the requirements of the jurisdiction where the solicitations and sales take place as well as in accordance with the requirements of the solicited person's or entity's place of residence. Authorized Selling Firm shall be responsible for "registered representative" registrations and insurance agent licensing of their individual sales agents, and Company shall be responsible for appointment of individual sales agents and Authorized Selling Firm's or its affiliated insurance agencies as agents of Company, in accordance with the Master Agreement.

9. Compensation shall be paid to Authorized Selling Firms by Company in accordance with the terms and conditions contained in the Master Agreement, and the Selling Agreement between Company, Distributor and the Authorized Selling Firm.

10. Company will compensate Distributor for its services as principal underwriter and distributor by reimbursing Distributor for its costs associated with performing such services. It is agreed, with respect to any services which are to be provided to Company upon an allocated cost basis by Distributor, that any such method of allocation or classification of expenses incurred or services rendered shall be in conformance with the laws and regulations of the Indiana Insurance Department. If at any time either Company or Distributor can reasonably demonstrate that any method of allocation is more equitable and in conformance with such laws and regulations, the current method of allocation shall then be subject to renegotiation. In any event, review of all expenses for the year will be made annually, to make all necessary adjustments in the amounts billed hereunder in order to conform them with the amount of such expenses actually incurred.

11.  Distributor   assumes  full  responsibility  for  the  supervision  of  its associated persons in all their activities covered by this Agreement.

12. Company, as agent for Distributor, shall confirm to each applicant for and purchaser of a GS Annuity Contract in accordance with Rule 10b-10 under the 1934 Act acceptance of premiums and such other transactions as are required by Rule 10b-10 or administrative interpretations thereunder. Company shall maintain and preserve such books and records with respect to such confirmations in conformity with the requirements of Rules 17a-3 and 17a-4 under the 1934 Act to the extent such requirements apply. Company shall maintain all such books and records and hold such books and records on behalf of and as agent for Distributor whose property they are and shall remain, and acknowledges that such books and records are at all times subject to inspection by the SEC in accordance with Section 17(a) of the 1934 Act.

13. This Agreement, including the terms of the Master Agreement, supersedes all prior agreements between the parties hereto regarding the distribution of GS Annuity Contracts.

14. This Agreement may be terminated at any time by mutual agreement of the parties, or by thirty (30) days notice given by either to the other. This Agreement shall automatically terminate in the event of its assignment by either party or by operation of law. Upon termination of this Agreement all authorizations, rights and obligations shall cease except the obligation to settle accounts hereunder, including commissions or premiums subsequently received for GS Annuity Contracts in effect at the time of termination or issued pursuant to applications received by Company prior to termination.

15.  This Agreement shall be governed by Indiana Law.

16.  a.   Indemnification  by  Company.   In  addition  to  any  indemnification
          liability the Company may have otherwise (e.g., any indemnification arising under statute or regulation applicable to the activities conducted hereunder), and subject to Section 16-c hereof, the Company shall indemnify and hold harmless Distributor, and any partner, officer, director, employee, or agent against any and all losses, claims, damages, expenses or liabilities, joint or several (including any investigative, legal and other expenses reasonably incurred in connection with, and any amounts paid in settlement of or defending, any action, suit or proceeding or any claim asserted or any alleged loss, liability, damage or expense and reasonable legal counsel fees incurred in connection therewith), to which Distributor, and any partner, officer, director, employee, or agent of any of the foregoing, may become subject under any statute or regulation, at common law or otherwise, insofar as such losses, claims, damages, expenses or liabilities:

          i. result because of a material breach by the Company, or any officer, director, employee, agent, or subcontractor thereof, of any provision of this Agreement;

          ii. result because of the provisions of any GS Annuity Contract, or a material breach of any provision of any GS Annuity Contract; or

          iii. result from any acts or omissions of the Company, or any officer, director, employee, agent, or subcontractor thereof, that are not in substantial accordance with this Agreement, including, but not limited to, any violation of any federal or state statute or regulation.

     Notwithstanding the above, no person shall be entitled to indemnification pursuant to this Section if such loss, claim, damage, liability or expense is due to the willful misfeasance, bad faith, gross negligence or reckless disregard of duty by the person seeking indemnification.

     b. Indemnification by Distributor. In addition to any indemnification liability Distributor may have otherwise (e.g., any indemnification arising under statute or regulation applicable to the activities conducted hereunder), and subject to Section 16-c hereof, Distributor shall indemnify and hold harmless the Company and any officer, director, employee or agent thereof against any and all losses, claims, damages, liabilities, or expenses, joint or several (including any investigative, legal and other expenses reasonably incurred in connection with, and any amounts paid in settlement of or defending, any action, suit or proceeding or any claim asserted or any alleged loss, liability, damage or expense and reasonable legal counsel fees incurred in connection therewith), to which the Company and any officer, director, employee or agent thereof may become subject under any statute or regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses:

          i. result because of a material breach by Distributor or any officer, director, employee, agent, or sub-contractor thereof, of any provision of this Agreement; or

          ii. result from any acts or omissions of Distributor, or any officers, directors, employees, agents, or subcontractors thereof, that are not in substantial accordance with this Agreement, including, but not limited to, any violation of any federal or state statute or regulation.

     Notwithstanding the above, no person shall be entitled to indemnification pursuant to this Section if such loss, claim, damage, liability or expense is due to the willful misfeasance, bad faith, gross negligence or reckless disregard of duty by the person seeking indemnification.

     c. General Provisions Governing Indemnification. After receipt by a party, its Affiliates, or any partner, officer, director, employee or agent thereof, entitled to indemnification ("indemnified party") under this Section 16 of notice of the commencement of any action, if a claim in respect thereof is to be made against any person obligated to provide indemnification under this Section 16 ("indemnifying party"), such indemnified party will notify the indemnifying party in writing of the commencement thereof as soon as practicable after the summons or other first written notification giving information of the nature of the claim has been served upon the indemnified party; provided that the failure to so notify the indemnifying party will not relieve the indemnifying party from any liability under this Section 16, except to the extent that the omission results in a failure of actual notice to the indemnifying party and such indemnifying party is damaged solely as a result of the failure to give such notice. The indemnifying party, upon the request of the indemnified party, shall retain counsel satisfactory to the indemnified party to represent the indemnified party in the proceeding, and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (a) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel, or (b) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but, if settled, with such consent, or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment.

17. This Agreement is not a contract of employment. Nothing contained in this Agreement shall be construed or deemed to create the relationship of joint venture, partnership, or employer-employee between Company and Distributor. Each party is an independent contractor and shall be free, subject to the terms and conditions of this Agreement, to exercise judgment and discretion with regard to the conduct of its business.

18. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, subject to the following provision. The parties to this Agreement may not assign, either wholly or partially, this Agreement or any of the benefits accrued or to accrue under it, or subcontract their interests or obligations under this Agreement, without the written approval of all parties.

19. The parties may amend this Agreement at any time, but no amendment shall be effective until approved in writing by all parties.

20. Any notice hereunder shall be in writing and shall be deemed to have been duly given if sent by certified or registered mail, postage prepaid, or via a national courier service with the capacity to track its shipments, to the following addresses:

If to Company                               If to Distributor
American Enterprise Life Insurance Company  American Express Service Corporation
Administrative Offices                      80 South 8th Street
PO Box 534                                  Minneapolis, MN 55440
Minneapolis, MN 55440-0534

Dated the 31st day of March, 1999

ATTEST:                               American Enterprise Life Insurance Company

By: /s/ William A. Stoltzmann        By:/s/ James E. Choat

Name:  William A. Stoltzmann           Name:  James E. Choat

Title:  Secretary                      Title:  President and C.E.O.



Dated the 31st day of March, 1999.

ATTEST:                                American Express Service Corporation

By: /s/ Timothy S. Meehan             By:/s/ Richard W. Kling

Name:  Timothy S. Meehan               Name:  Richard W. Kling

Title:  Secretary                      Title:  Vice President